Exhibit 9(j)

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

March 24, 2016

BlackRock Funds II

55 East 52nd Street

New York, New York 10055

Re:	BlackRock Funds II: BlackRock 20/80 Target Allocation Fund, BlackRock 40/60 Target Allocation Fund, BlackRock 60/40 Target Allocation Fund, and BlackRock 80/20 Target Allocation Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to BlackRock Funds II (the “Trust”) on behalf of its series, BlackRock 20/80 Target Allocation Fund, BlackRock 40/60 Target Allocation Fund, BlackRock 60/40 Target Allocation Fund, and BlackRock 80/20 Target Allocation Fund (each, a “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about March 24, 2016 (as proposed to be amended, the “Registration Statement”) with respect to each Fund’s Class K Shares of beneficial interest, par value $.001 per share (collectively, the “Shares”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on April 27, 2007, of the Trust’s Declaration of Trust dated April 26, 2007 as amended by Amendment No. 1 thereof dated as of April 26, 2007 and effective as of May 17, 2007 (as so amended, the “Declaration”);

(c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on January 28, 2016, of the Trust’s Amended and Restated Certificate of

BlackRock Funds II

March 24, 2016

Classification of Shares, designating the shares with the designations S-16, T-16, U-16 and V-16, representing interests in Class K Shares of BlackRock 20/80 Target Allocation Fund, BlackRock 40/60 Target Allocation Fund, BlackRock 60/40 Target Allocation Fund, and BlackRock 80/20 Target Allocation Fund, respectively (the “Designation”);

(d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, Code of Regulations, and certain resolutions adopted by the Trustees of the Trust at a meeting held on November 10-11, 2015 (the “Resolutions”); and

(e) a draft received on March 21, 2016 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above. We note that the minutes of the meeting of the Trustees of the Trust held on November 10-11, 2015, as attached to the certificate referenced in subparagraph (d) above and reviewed by us in connection with rendering this opinion are in draft form, and we have assumed for the purposes of this opinion that the minutes, when finalized and approved by the Trustees, will be in substantially the form attached to the certificate. We have further assumed that the Trust’s Declaration, Designation, Code of Regulations and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designation or Code of Regulations refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

BlackRock Funds II

March 24, 2016

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Trust’s Declaration, Designation and the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP